Exhibit 99.2

Opening – Curtis Parker

Welcome to the second quarter 2024 Healthcare Trust, Inc., or HTI, webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain assumptions and risk factors which could cause HTI’s actual results to differ materially from the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K for the year ended December 31, 2023, filed on March 15, 2024, as amended by the Form 10-K/A filed on March 22, 2024, and all other SEC filings after that date for a more detailed discussion of the risk factors that could cause these differences and impact our business.

During today's call, we will discuss non-GAAP financial measures of HTI. These measures should not be considered in isolation or as a substitution for the financial results prepared in accordance with GAAP. HTI has provided a reconciliation of these measures to the most directly comparable GAAP measure as part of our second quarter 2024 investor presentation available on HTI’s website at www.healthcaretrustinc.com.

You may submit questions during today’s webcast by typing them in the box on the screen and a member of our investor relations group will follow-up to answer questions directly after this presentation. Also, please note that later today a copy of this presentation and replay of the webcast will be available on HTI’s website.

I would now like to turn the call over to Michael Anderson, our Chief Executive Officer. Please go-ahead Michael.

Slide 2: Internalization Update – (Michael Anderson)

Thanks Curtis and thank you all for joining us today. Before we get to our second quarter results, I wanted to provide an update on the exciting news that HTI has filed recently, including changing our name to National Healthcare Properties, internalizing the management of the company, and our announced plans to pursue a listing in 2025.

On July 1st we announced our intention to pursue a transition to self-management of the company, or what we refer to as an internalization. On August 7th we announced that a definitive agreement for the internalization had been signed with an expected closing date of September 27, 2024. The internalization will terminate the Company’s existing arrangement for advisory and property management services currently provided by affiliates of AR Global and shift those responsibilities to employees of HTI. Upon closing of the internalization, we will also be changing the name of the company to National Healthcare Properties, Inc.

By internalizing the management functions of the company, we expect to save more than $25 million in annual operating fees that were previously being to related parties, as well as potentially realizing additional G&A savings in the future. We believe additional benefits of the internalization include enhanced corporate governance and a more favorable market opinion of internally managed REITs if the company ultimately completes a listing on a national exchange, which we have announced is our intention in 2025.

Simultaneously, we are executing on a strategic disposition initiative that we believe will enhance our portfolio composition, improve the company’s operating metrics and realize liquidity to fund, along with cash on hand, if necessary, the completion of the internalization. Subsequent to quarter end, we closed on the disposition of seven skilled nursing facilities in Illinois for a contract sales price of $50.5 million. Additionally, we have a disposition pipeline that includes eight additional MOB assets and one SHOP asset, representing an expected aggregate total sale price of $78.7 million, if such dispositions are completed on the anticipated terms.

Slide 3: Company Overview

I’m happy to report year-over-year increases in Revenue from tenants, NOI in both the MOB and SHOP segments of our portfolio, and SHOP occupancy.

Beginning this quarter, we will be adding certain new non-GAAP metrics to our quarterly reporting that more closely align with other publicly-traded REITs as we continue to progress towards an anticipated public listing of our common stock. Scott will discuss these metrics in more detail, but I wanted to highlight that one such metric, Adjusted Funds from Operations, or AFFO, grew 13.8% to $4.4 million compared to $3.8 million in the second quarter of 2023.

In the second quarter we signed 15 lease renewals totaling over 76,000 square feet at a positive Lease Renewal Rental Spread of 9.4% which is expected to be recognized over the weighted-average term of these renewed leases of 6.1 years. We have a forward leasing pipeline of approximately 50,000 square feet that is expected to grow occupancy in the MOB portfolio to 91.2% from the current 90.3% occupancy rate upon commencement, assuming all the leases commence on their current terms and signed LOIs lead to definitive agreements.

Slide 4: Portfolio Snapshot

As of June 30, 2024, HTI owned 207 properties, totaling 9.0 million rentable square feet in 32 states. The portfolio consisted of 160 medical office buildings, 45 seniors housing operating properties with 4,069 individual units, and two land parcels. Based on NOI, the portfolio was comprised of approximately 73.8% MOB and 26.2% SHOP assets.

Additionally, as of June 30, 2024, our MOB segment was 90.3% occupied, with a weighted-average remaining lease term of 4.5 years and featured annual cash rent escalations that averaged 2.3% on approximately 94% of leases, which increase cash rental payments in future periods. SHOP occupancy was 76.4% at the end of the second quarter, a 1.1% increase over the end of the first quarter and a 3.1% increase over the second quarter of 2023.

Slide 5: Dynamic Portfolio Fundamentals

We have diligently constructed a portfolio of MOB and SHOP assets throughout the U.S. Our portfolio is well-diversified geographically across 32 states, with only two states representing more than 10% of the total portfolio by straight-line rent. Quarterly NOI for the portfolio was approximately $33.8 million, 73.8% of which was generated by the MOB segment.

Slide 6: Strategic Partners

We partner with top healthcare brands in well-established markets to maintain a durable portfolio of healthcare real estate. We believe that the quality of our tenants is essential to our long-term success and that developing strong relationships with well-respected brands gives our portfolio stability and focus. We believe our partnerships with tenants such as DaVita, Fresenius and UPMC in the MOB portfolio benefit not only HTI’s shareholders, but patients and other stakeholders as well.

As we continue to actively manage our portfolio, we seek to add high-quality tenants to HTI’s MOB portfolio and to foster strong relationships with our SHOP operators.

Slide 7: Strategic Disposition Initiative

We are evaluating the composition of HTI’s portfolio to ensure ongoing alignment with our investment strategy within both of our operating segments. Where appropriate, we are strategically disposing of properties which we believe are no longer aligned with our strategy ahead of an anticipated public listing of our common stock. To that end, subsequent to the end of the quarter, we completed a sale of seven skilled nursing facilities in Illinois for an aggregate sales price of $50.5 million and are building a pipeline of forward dispositions. Additionally, we have a forward pipeline of additional dispositions that, if all were completed on their contemplated terms, would result in a total of over $130 million in gross proceeds from dispositions since the beginning of this year.

Scott, will you please take us through the financials?

Slide 8: Capitalization Highlights – (Scott Lappetito)

Thank you, Michael.

We continue to actively manage our balance sheet and capital structure.

As of June 30, 2024, our Net Leverage was 44.5%. All of our debt is fixed-rate, inclusive of our hedging instruments, at a weighted-average economic interest rate of 5.0%.

Our debt is comprised of $828.3 million of fixed-rate mortgages secured by 136 MOBs and four SHOPs, with an aggregate gross asset value of $1.4 billion. In addition, we have $343.4 million that is drawn on our Fannie Mae Master Credit Facilities which are secured by SHOPs and mature in late 2026.

During the quarter we added two MOB properties to the collateral pool of our Capital One MOB Warehouse facility, permitting us to receive an additional $7.0 million advance, which resulted in $21.7 million being drawn on the $50.0 million facility at quarter end.

Slide 9: Key Operating Highlights

HTI continues to execute on our operational initiatives by increasing NOI through strong leasing activity in the MOB segment as well as occupancy growth, rental rate growth, and effective expense management in the SHOP segment of our portfolio.

As Michael mentioned earlier, in the Appendix of today’s presentation, which will be filed and available on our website, you will find the expanded non-GAAP metrics that we will now be providing. These include FFO, AFFO, EBITDA, Adjusted EBITDA, Cash NOI, Net Debt to Annualized Adjusted EBITDA, and Cash Paid for Interest. I will note that this Appendix includes reconciliations of the related GAAP and non-GAAP measures.

For the second quarter of 2024, we recorded a net loss attributable to common stockholders of $120 million, as compared to a loss of $20.7 million in the second quarter of 2023. During the same period, AFFO grew $0.6 million, or 13.8%, to $4.4 million as compared to $3.8 million. On a per-share basis, AFFO increased to $0.04 per share in the second quarter of 2024, as compared to $0.03 per share in the second quarter of 2023. This was driven by performance improvements in both our MOB and SHOP segments.

NOI in our SHOP segment grew by $0.8 million, or 10.1%, in the second quarter of 2024 compared the second quarter of 2023 because of increased occupancy, rental rates, and effective expense management. Similarly, NOI improved by $0.4 million, or 1.9%, in the MOB segment during the same periods as revenues continued to increase as a result of accretive acquisitions and favorable leasing.

We continue to successfully lease available space in our MOB segment. In the quarter, we completed 15 lease renewals of more than 75,000 square feet at a positive lease renewal rental spread of 9.4%, which will be recognized over the weighted average term of these renewed leases of 6.1 years.

Lastly, during the second quarter of 2024, as compared to both the first quarter of 2024 and the second quarter of 2023, we reported increases in Adjusted EBITDA, NOI and Cash NOI. We will continue to provide these additional non-GAAP metrics in the quarters to come.

I would now like to turn the call back to Michael for some color on the HTI team and some closing remarks.

Slide 10: Company Highlights – (Michael Anderson)

Thanks Scott.

We believe we will position HTI for long-term earnings growth by, among other things, capitalizing on leasing available space and strategically evaluating the properties in our portfolio. Our portfolio continues to demonstrate its resilience, as we earned a positive spread on lease renewals in the MOB portfolio and grew NOI compared to last quarter. We have an experienced management team that we believe is well positioned to maximize the opportunities created by demographic trends which favor long-term investment in healthcare real estate.

Slide 11: Experienced Leadership Team

We believe we have the right team in place to execute our strategy to drive long-term value.

Trent Taylor is our Senior Vice President of asset management and ensures that our existing properties are leased, performing as expected, and that our tenants’ needs are being met by local property managers. David Ruggiero is responsible for MOB acquisitions, applying over 30 years of experience and a $3.0 billion acquisitions track-record to our strict investment guidelines and underwriting standards.

Slide 12: Dedicated SHOP Team

Our dedicated SHOP team has over 50 years of collective experience in the Seniors Housing space. Lindsay Gordon and Michelle Stepinsky bring vast knowledge and experience to the operations and sales groups at our properties and Susan Rice, our VP of Clinical Operations, has been part of our SHOP team for over five years, helping guide this segment through COVID with her extensive clinical expertise.

Closing Statements – (Michael Anderson)

We are pleased with the ongoing improvement in the performance of our SHOP portfolio. The 10.1% year-over-year increase in Net Operating Income and 1.1% increase in occupancy we reported in the SHOP segment this quarter extend the momentum we have seen in this portfolio. At the same time, our MOB portfolio continued its strong, dependable performance, growing NOI 1.9% compared to the prior year’s quarter. As we disclosed last quarter, the Company did not declare a stock dividend to be paid in July as the board continues to consider a potential listing or another liquidity event for the Company and its shareholders. By the next time we host this call we expect that the internalization will be complete and that we will be welcoming you as stakeholders of National Healthcare Properties. We will continue to keep you updated with these and additional exciting developments for HTI.